Exhibit 99.1

Important Notice Regarding Restrictions on Trading

First Financial Bancorp. during 401(k) Blackout Period

To:	The Directors and Executive Officers of First Financial Bancorp.

From:	Gregory A. Gehlmann, General Counsel

As you may be aware, First Financial Bancorp. (the "Company") is in the process of changing service providers for the First Financial Bancorp 401(k) Savings Plan (the "401(k) Plan"). In connection with this change, a "blackout period" will be imposed under the 401(k) Plan. During the blackout period, participants in the 401(k) Plan will be temporarily unable to effect certain transactions, including investment exchanges into or out of the First Financial Bancorp Stock fund in the 401(k) Plan, access to 401(k) Plan loans, withdrawals and distributions from the 401(k) Plan.

The Sarbanes-Oxley Act of 2002 and the related SEC regulations require that, during the blackout period under the 401(k) Plan, the Company's directors and executive officers generally be prohibited from engaging in most transactions involving the Company's equity securities (including options and other derivative securities), regardless of whether or not they are participants in the 401(k) Plan. Please note that this blackout period is in addition to the regular trading blackout periods required by the Company's Insider Trading Policy.

The blackout period for the 401(k) Plan is currently expected to last from June 22, 2010, until July 16, 2010. You can confirm the status of the blackout period by contacting me at (513) 979-5772.   We will update you if the blackout period is extended.

Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any Company equity security that you acquired in connection with your service as a director or executive officer. This prohibition includes the exercise of stock options or the sale of any restricted stock. In addition, covered transactions are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

The regulations do provide exceptions for a limited number of transactions. However, the rules are complex and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. Therefore, please contact me at (513) 979-5772, before engaging in any transaction involving the Company's stock during the blackout period, or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period.

Thank you.